Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of LifeStance Health Group, Inc. of our report dated April 12, 2021, except for the effects of the reclassification of certain operating expense categories discussed in Note 2 to the consolidated financial statements, as to which the date is May 12, 2021, relating to the financial statements of LifeStance Health, LLC, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Seattle, Washington

May 17, 2021